Exhibit 10.4

Date:	November 30, 2021

To:	Atlantic Coastal Acquisition Corp. (“Counterparty”)

Address:	6 St Johns Lane, Floor 5

New York, New York 10013

From:	ACM ARRT VII C LLC, a Delaware limited liability company (“Seller”)

Re:	OTC Equity Prepaid Forward Transaction

The purpose of this agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Seller and Counterparty on the Trade Date specified below. Certain terms of the Transaction shall be as set forth in this Confirmation, with additional terms as set forth in a Pricing Date Notice (the “Pricing Date Notice”) in the form of Schedule A hereto. This Confirmation, together with the Pricing Date Notice, constitutes a “Confirmation” and the Transaction constitutes a separate “Transaction” as referred to in the ISDA Form (as defined below).

This Confirmation, together with the Pricing Date Notice, evidences a complete binding agreement between Seller and Counterparty as to the subject matter and terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto. Concurrently with entering into this Confirmation, Seller and Counterparty are entering into a Tender Offer Agreement (the “Tender Offer Agreement”) pursuant to which Seller and Counterparty have indicated an intention to commence a tender offer (the “Tender Offer”) in accordance with Section 9.2(b) of the Amended and Restated Certificate of Incorporation of the Company, dated March 5, 2021 (the “Counterparty Charter”) to purchase up to a maximum of 10,000,000 Shares in the aggregate at a price equal to the Redemption Price. The effectiveness of this Transaction is subject to the condition that the Tender Offer Agreement shall be in full force and effect. Counterparty and Essentium, Inc. (the “Target”) are entering into the Business Combination Agreement by and among the Target, Counterparty and Alpha Merger Sub 1, Inc., dated as of the date hereof (the “Business Combination Agreement”), in the form provided to the Seller on the date hereof. The effectiveness of this Transaction is subject to the condition that the Business Combination Agreement is entered into on the date hereof and shall not have been amended, modified or waived at any time prior to the consummation of the Tender Offer without the Seller’s prior written consent which shall not have been unreasonably withheld, conditioned or delayed.

The 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and with the Swap Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. If there is any inconsistency between the Definitions and this Confirmation, this Confirmation governs. If, in relation to the Transaction to which this Confirmation relates, there is any inconsistency between the ISDA Form, this Confirmation (including the Pricing Date Notice), the Swap Definitions and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) this Confirmation (including the Pricing Date Notice); (ii) the Equity Definitions; (iii) the Swap Definitions, and (iv) the ISDA Form.

This Confirmation, together with the Pricing Date Notice, shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Seller and Counterparty had executed an agreement in such form (but without any Schedule except as set forth herein under “Schedule Provisions”) on the Trade Date of the Transaction.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms

Type of Transaction:	Share Forward Transaction

Trade Date:	November 30, 2021

Pricing Date:	As specified in the Pricing Date Notice, but, in any case, no later than the day prior to the closing of the Business Combination.

Effective Date:	One (1) Settlement Cycle following the Pricing Date.

Valuation Date:	The earlier to occur of (a) the second anniversary of the closing of the business combination (the “Business Combination”) between Counterparty and Essentium, Inc. (the “Target”) pursuant to the Business Combination Agreement and (b) upon the occurrence of a Trigger Event, if any, such date as elected by the Seller pursuant to its acceleration right in connection therewith and as described below.

Trigger Event:	Seller shall have the right to accelerate the Valuation Date to the Exchange Business Day that the VWAP (as defined below) is equal to or less than $5.00 per Share on each of twenty (20) out of the preceding consecutive thirty (30) Exchange Business Days.

Pricing Date Notice:	Seller shall deliver to Counterparty a Pricing Date Notice no later than one (1) Exchange Business Day prior to the closing of the Business Combination.

Seller:	Seller

Buyer:	Counterparty, to be renamed Essentium, Inc.

Shares:	Shares of Class A common stock, par value $0.0001 per share, of Counterparty (Ticker Symbol: ACAH (anticipated: ADTV)).

Number of Shares:	As specified in the Pricing Date Notice, equal to the sum of the Number of Redemption Shares and the Additional Shares, provided that the Number of Shares shall not exceed the Maximum Number of Shares. The Number of Shares is subject to reduction as described below under “Optional Early Termination.”

Maximum Number of Shares:	The lesser of 10,000,000 and such number of Shares such that the Section 16 Percentage (as defined below) as of the Pricing Date is equal to 9.9%.

Forward Price:	The Redemption Price

Redemption Price:	The “Redemption Price” as defined in Section 9.2(b) of the Counterparty Charter.

Reset Price:	Initially, the Redemption Price, as adjusted on the first Scheduled Trading Day of each month following the month in which the closing of the Business Combination occurs to equal the lesser of (i) the Reset Price, as may have been adjusted prior to such day and (ii) the VWAP on the last Scheduled Trading Day of the immediately preceding month, provided that the Reset Price shall not be lower than $8.00 per share; provided, however, that, if the Counterparty offers and sells Shares in a follow-on offering registered under the Securities Act at a price lower than the Reset Price (the “Offering Price”), then the Reset Price shall be further reduced to modified to equal the Offering Price, which may be lower than $8.00 per share.

VWAP:	On any day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page ADTV (or its equivalent if such page is not available) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such day, as determined by the Counterparty in good faith and in a commercially reasonable manner using, if practicable, a volume-weighted average method).

Low Redemption Event:	If the Seller purchases fewer than the Maximum Number of Shares (a “Low Redemption Event”) pursuant to the Tender Offer, then the Seller shall purchase from Counterparty a number of additional Shares (the “Additional Shares”) equal to the difference of (x) the Maximum Number of Shares minus (y) the number of Shares purchased by the Seller from third parties other than Counterparty or its affiliates in the Tender Offer (such Shares, the “Redemption Shares”) pursuant to that certain Subscription Agreement attached as Exhibit A to the Tender Offer Agreement (the “Subscription Agreement”). Seller shall specify the number of Redemption Shares (the “Number of Redemption Shares”) in the Pricing Date Notice.

Prepayment:	Applicable

Prepayment Amount:	An amount equal to 100% of the Redemption Price multiplied by the Number of Shares as of the Prepayment Date, which the Counterparty shall to the extent feasible cause to be paid out of the funds held in the Counterparty’s trust account as part of the flow of funds upon closing of the Business Combination.

Prepayment Date:	The closing date of the Business Combination

Variable Obligation:	Not applicable

Exchange(s):	Nasdaq Global Market

Related Exchange(s):	All Exchanges

Counterparty Payment Amounts:	Counterparty shall (a) reimburse Seller for its reasonable and documented out-of-pocket legal fees incurred in connection with the Transaction up to $150,000 and (b) pay Seller (or its designated affiliate) a quarterly fee of $2,500 (due on the date hereof and each quarterly anniversary thereafter) in consideration of certain ongoing legal costs and expenses in connection with the Transaction.

Payment Dates:	Counterparty shall pay to Seller the Counterparty Payment Amounts on the last day of each calendar quarter or, if such date is not a Local Business Day, the next following Local Business Day, except that the final Payment Date shall be the Settlement Date.

Calculation Period:	Notwithstanding anything to the contrary in Section 4.13 of the Swap Definitions, each period from, and including, one Period End Date to, but excluding, the next following applicable Period End Date during the term of the Transaction, except that (a) the initial Calculation Period will commence on, and include the date of the closing of the Business Combination and (b) the final Calculation Period will end on, but exclude the Settlement Date.

Settlement Terms

Settlement Method Election:	Not Applicable

Settlement Method:	Physical Settlement

Settlement Currency:	USD

Settlement Date:	Two (2) Exchange Business Days following the Valuation Date.

Market Disruption Events:	Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Optional Early Termination:
From time to time and on any Exchange Business Day following the date of the closing of the Business Combination (any such date, an “OET Settlement Date”), Seller may, in its absolute discretion, terminate the Transaction in whole or in part upon no less than three (3) days prior written notice to Counterparty (the “OET Notice”), the effect of such termination shall be to reduce the Number of Shares for such Transaction (the reduction being “Terminated Shares”). Each OET Notice shall specify the OET Settlement Date and the number of Terminated Shares with respect to such termination. On each OET Settlement Date, Seller shall pay to the Counterparty an amount equal to the product of (x) the number of Terminated Shares and (y) the Reset Price. The remainder of the Transaction, if any, shall continue in accordance with its terms; provided that if the OET Settlement Date is also the stated Valuation Date, the remainder of the Transaction shall be settled in accordance with the other provisions of “Settlement Terms.”

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided, however, that Section 12.1(d) of the Equity Definitions is hereby amended by adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof and replacing the reference to “10%” therein with “20%”. Sections 12.1(e) and 12.1(l)(ii) of the Equity Definitions are hereby amended by adding “or Shares, as applicable,” after “voting Shares”.

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors) or such other exchange or quotation system which, in the determination of the Calculation Agent, has liquidity comparable to the aforementioned exchanges; if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Business Combination Exclusion:	Notwithstanding the foregoing or any other provision herein, the parties agree that the Business Combination shall not constitute a Merger Event, Tender Offer, Delisting or any other Extraordinary Event hereunder.

Additional Disruption Events:

(a)	Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof.

(b)	Failure to Deliver:	Not Applicable

(c)	Insolvency Filing:	Applicable

(d)	Hedging Disruption:	Not Applicable

(e)	Increased Cost of Hedging:	Not Applicable

(f)	Loss of Stock Borrow:	Not Applicable

(g)	Increased Cost of Stock Borrow:	Not Applicable

	Determining Party:	For all applicable events, Counterparty, unless (i) an Event of Default, Potential Event of Default or Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Determining Party, in which case a Third Party Dealer (as defined below) in the relevant market selected by Counterparty will be the Determining Party. When making any determination or calculation as “Determining Party,” Counterparty shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if Determining Party were the Calculation Agent.

Additional Provisions:

Calculation Agent:	Counterparty, unless (i) an Event of Default, Potential Event of Default or Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Calculation Agent, in which case an unaffiliated leading dealer in the relevant market selected by Counterparty will be the Calculation Agent.

In the event that a party (the “Disputing Party”) does not agree with any determination made (or the failure to make any determination) by the Calculation Agent, the Disputing Party shall have the right to require that the Calculation Agent have such determination reviewed by a disinterested third party that is a dealer in derivatives of the type that is the subject of the dispute and that is not an Affiliate of either party (a “Third Party Dealer”). Such Third Party Dealer shall be jointly selected by the parties within one Business Day after the Disputing Party’s exercise of its rights hereunder (once selected, such Third Party Dealer shall be the “Substitute Calculation Agent”). If the parties are unable to agree on a Substitute Calculation Agent within the prescribed time, each of the parties shall elect a Third Party Dealer and such two dealers shall agree on a third Party Dealer by the end of the subsequent Business Day. Such third Party Dealer shall be deemed to be the Substitute Calculation Agent. Any exercise by the Disputing Party of its rights hereunder must be in writing and shall be delivered to the Calculation Agent not later than the third Business Day following the Business Day on which the Calculation Agent notifies the Disputing Party of any determination made (or of the failure to make any determination). Any determination by the Substitute Calculation Agent shall be binding in the absence of manifest error and shall be made as soon as possible but no later than the second Business Day following the Substitute Calculation Agent’s appointment. The costs of such Substitute Calculation Agent shall be borne by (a) the Disputing Party if the Substitute Calculation Agent substantially agrees with the Calculation Agent or (b) the non-Disputing Party if the Substitute Calculation Agent does not substantially agree with the Calculation Agent. If, after following the procedures and within the specified time frames set forth above, a binding determination is not achieved, the original determination of the Calculation Agent shall apply.

Following any adjustment, determination or calculation by the Calculation Agent hereunder, upon a written request by Seller (which may be by email), the Calculation Agent will promptly (but in any event within five (5) Exchange Business Days) provide to Seller by email to the email address provided by Seller in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including any quotations, market data or information from internal or external sources, and any assumptions used in making such adjustment, determination or calculation), it being understood that in no event will the Calculation Agent be obligated to share with Seller any proprietary or confidential data or information or any proprietary or confidential models used by it in making such adjustment, determination or calculation or any information that is subject to an obligation not to disclose such information.

All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Collateral Provisions:

Grant of Security Interest:	Seller hereby grants a security interest in the Collateral to Counterparty to secure the payment or performance of all of Seller’s present and future obligations to Counterparty with respect to this Transaction.

Collateral:	All of the following personal property of Seller, wherever located, and now owned, held or existing, or hereafter acquired or arising:

(i) all cash proceeds of the sale, transfer or other disposition of Shares standing to the credit of the Securities Account;

(ii) the deposit account of Seller at First Republic Bank in which such cash proceeds will be deposited; and

(iii) to the extent not listed above as original collateral, proceeds and products of the foregoing.

Securities Account:	The securities account opened or to be opened in the name of Seller and maintained at the Securities Intermediary, and any renumbering of that account and any permitted account in replacement thereof. Seller will immediately upon establishment of the Securities Account furnish to Counterparty information identifying the Securities Account. Seller will instruct the Securities Intermediary to deposit all cash proceeds of any sale or other disposition of the Shares into a deposit account in the name of Seller at First Republic Bank.

Securities Intermediary:	Cantor Fitzgerald, a nationally recognized “securities intermediary” (as defined in Article 8 of the UCC) that will maintain the Securities Account.

Perfection:	Seller authorizes Counterparty to file one or more financing statements, in the standard form for a UCC-1 filing or other appropriate form, describing the Collateral to perfect the security interest created hereby and otherwise make it effective against third parties. Seller hereby authorizes Counterparty at any time and from time to time to amend any financing statements naming Seller as “debtor” to include the Collateral. In addition, Seller, Counterparty and First Republic Bank shall enter into a customary deposit account control agreement in form and substance acceptable to such Bank, Seller and Counterparty.

Schedule Provisions:

Specified Entity:	In relation to Counterparty for the purpose of:

Section 5(a)(v), Not Applicable
Section 5(a)(vi), Not Applicable
Section 5(a)(vii), Not Applicable
Section 5(b)(v), Not Applicable

In relation to Seller for the purpose of:

Section 5(a)(v), Not Applicable
Section 5(a)(vi), Not Applicable
Section 5(a)(vii), Not Applicable
Section 5(b)(v), Not Applicable

Cross-Default	The “Cross-Default” provisions of Section 5(a)(vi) of the ISDA Form will not apply to Counterparty and shall apply to Seller.

“Specified Indebtedness” will have the meaning specified in Section 14.

“Threshold Amount” means with respect to Seller $1,000,000.

Credit Event Upon Merger	The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the ISDA Form will not apply to either party.

Automatic Early Termination:	The “Automatic Early Termination” of Section 6(a) of the ISDA Form will not apply to either party.

Termination Currency:	United States Dollars

Additional Termination Event:	Will apply to Seller and will apply to Counterparty. The occurrence of either of the following events shall constitute an Additional Termination Event in respect of which Seller and Counterparty shall both be Affected Parties:

(a) The Business Combination fails to close on or before the “Termination Date” as defined in the Business Combination Agreement (as such Termination Date may be amended or extended from time to time).

(b) The Business Combination Agreement is terminated prior to the closing of the Business Combination.

If this Transaction terminates due to the occurrence of the foregoing Additional Termination Event, then, subject to the immediately following sentence, no further payments or deliveries shall be due by either Seller to Counterparty or Counterparty to Seller in respect of the Transaction, including without limitation in respect of any settlement amount, breakage costs or any amounts representing the future value of the Transaction, and neither party shall have any further obligation under the Transaction and, for the avoidance of doubt and without limitation, no payments will have accrued or be due under Sections 2, 6 or 11 of the ISDA Form. Notwithstanding the foregoing, Counterparty’s obligations set forth under the captions, “Counterparty Payment Amounts”, “Representations, Warranties and Covenants – 2(h) Waiver by Counterparty” and “Other Provisions — (d) Indemnification” shall survive any termination due to the occurrence of the foregoing Additional Termination Event.

Governing Law:	New York law (without reference to choice of law doctrine)

Credit Support Document:	With respect to Seller, each of (i) the undertakings of Seller set forth under Collateral Provisions above, (ii) the obligations of Seller set forth under “Representations, Warranties and Covenants – (f) Perfected Security Interest; Other Agreements” below; (iii) the deposit account control agreement referred to under “Perfection” above; and (iv) the obligations of Guarantors set forth under "Other Provisions -- (e) Guaranteed Obligations." With respect to Counterparty, None.

Credit Support Provider:	With respect to Seller, Guarantors. With respect to Counterparty, None.

Local Business Days:	Seller specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York.

Counterparty specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York.

Representations, Warranties and Covenants

1. Each of Counterparty and Seller represents and warrants to, and covenants and agrees with, the other as of the date on which it enters into the Transaction that (in the absence of any written agreement between the parties that expressly imposes affirmative obligations to the contrary for the Transaction):

(a)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction will not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(b)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction.

(c)	Non-Public Information. It is in compliance with Section 10(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)	Eligible Contract Participant. It is an “eligible contract participant” under, and as defined in, the Commodity Exchange Act (7 U.S.C. § 1a(18)) and CFTC regulations (17 CFR § 1.3).

(e)	Tax Characterization. It shall treat the Transaction as a derivative financial contract for U.S. federal income tax purposes, and it shall not take any action or tax return filing position contrary to this characterization.

(f)	Private Placement. It (i) is an “accredited investor” as such term is defined in Regulation D as promulgated under the Securities Act, (ii) is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iii) understands that the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act.

(g)	Investment Company Act. It is not and, after giving effect to the Transaction, will not be required to register as an “investment company” under, and as such term is defined in, the Investment Company Act of 1940, as amended.

(h)	Authorization. The Transaction has been entered into pursuant to authority granted by its board of directors or other governing authority. It has no internal policy, whether written or oral, that would prohibit it from entering into any aspect of the Transaction, including, but not limited to, the purchase of Shares to be made in connection therewith.

2. Counterparty represents and warrants to, and covenants and agrees with Seller as of the date on which it enters into the Transaction that (in the absence of any written agreement between the parties that expressly imposes affirmative obligations to the contrary for the Transaction):

(a)	Total Assets. It has total assets of at least USD 50,000,000 as of the date hereof.

(b)	Non-Reliance. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Seller is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards.

(c)	Solvency. Counterparty is, and shall be as of the date of any payment or delivery by Counterparty under the Transaction, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages. Counterparty: (i) has not engaged in and will not engage in any business or transaction after which the property remaining with it will be unreasonably small in relation to its business, (ii) has not incurred and does not intend to incur debts beyond its ability to pay as they mature, and (iii) as a result of entering into and performing its obligations under the Transaction, (a) it has not violated and will not violate any relevant state law provision applicable to the acquisition or redemption by an issuer of its own securities and (b) it would not be nor would it be rendered “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code). If on any Exchange Business Day Counterparty has liquidity, including cash and amounts available for borrowing under any applicable credit facility, of less than $20 million, Counterparty shall promptly provide written notice of such condition to Seller.

(d)	Public Reports. As of the Trade Date, Counterparty is in compliance with its reporting obligations under the Exchange Act, and all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the most recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)	Certain Actions Under the Business Combination Agreement. If Seller shall enter into the Subscription Agreement, prior to the closing of the Business Combination, Counterparty agrees that it shall not consent to (i) any action of the Target requiring such consent pursuant to Section 5.1(b) of the Business Combination Agreement if such action would reasonably be expected to materially adversely affect the economic benefits that Seller or an affiliate of Seller would expect to receive under the Subscription Agreement or (ii) take any action prohibited by Section 5.9(b) of the Business Combination Agreement, in each case without having received Seller’s prior written consent.

(f)	No Distribution. Counterparty is not entering into the Transaction to facilitate a distribution of the Shares (or any security that may be converted into or exercised or exchanged for Shares, or whose value under its terms may in whole or in significant part be determined by the value of the Shares) or in connection with any future issuance of securities

(g)	Form 8-K. The Counterparty will not file with the Securities and Exchange Commission any Form 8-K or other document that includes any disclosure regarding this Confirmation or the Transaction without consulting with and reasonably considering any comments received from Seller, provided that, no consultation shall be required with respect to any subsequent disclosures that are substantially similar to prior disclosures by Counterparty that were reviewed by Seller.

(h)	No Affiliation. To the best of Counterparty’s knowledge, Counterparty and each other person that is directly or indirectly through one or more intermediates controlling or controlled by or under common control with Counterparty is not an “affiliate” (as defined in Rule 144 under the Securities Act) of Seller at any time during the term of the Transaction.

(i)	Waiver by Counterparty. Counterparty shall (i) provide any consent of its board of directors required under Section 9.2(c) of the Counterparty Charter in order to enable the Seller to exercise its redemption rights with respect to all of the Shares held thereby if (a) the Business Combination fails to close on or before the “Termination Date” as defined in the Business Combination Agreement (as such Termination Date may be amended or extended from time to time) or (b) if the Business Combination Agreement is terminated at any time prior to the closing of the Business Combination, and (ii) use commercially reasonable efforts to provide any consent, waiver or amendment reasonably requested by the Seller with respect to any other rights that may prohibit or materially restrict or limit Seller from entering into or maintaining the Transaction or transactions contemplated herein.

3. Seller represents and warrants to, and covenants and agrees with Counterparty as of the date on which it enters into the Transaction and each other date specified that (in the absence of any written agreement between the parties that expressly imposes affirmative obligations to the contrary for the Transaction):

(a)	Regulatory Filings. It together with each other person in the Seller Group (as defined in “Other Provisions” below) is in compliance with all material regulatory filings relating to the Counterparty and the Transaction. Counterparty covenants that it will make all regulatory filings that it is required by law or regulation to make with respect to the Transaction including, without limitation, as may be required by Section 13 or Section 16 under the Exchange Act and, assuming the accuracy of Counterparty’s Repurchase Notices (as described under “Repurchase Notices” below) any sales of Shares will be in compliance therewith.

(b)	Net Long Position. For the avoidance of doubt, but subject to compliance with applicable law, nothing during the term of this Transaction, it together with each other person (other than the acquisition of Redemption Shares and Additional Shares pursuant to this Confirmation) in the Seller Group (i) will not, directly or indirectly, effect or enter into any short sale or hedging transaction, with respect to the Shares subject to this Transaction, including without limitation writing or selling call options on such Shares and (ii) will maintain on an aggregated basis a net long position at least equal to the Number of Shares then subject to this Transaction. In computing the net long position it shall aggregate all cash transactions in the Shares as well as the notional amount of all derivatives or other instruments that directly or indirectly give economic exposure to the Shares. For the avoidance of doubt, nothing in this paragraph (b) shall prohibit Seller from acquiring Shares (other than Redemption Shares or Additional Shares) in open market purchases at prices equal to or below the Redemption Price.

(c)	Compliance with SPV Provisions. During the term of this Transaction it will comply with all provisions of Section 7 and Section 9(d) of the Limited Liability Company Agreement of Seller and shall not amend or permit the amendment of such provisions without the written consent of Counterparty. Failure to comply with the foregoing covenant shall constitute an Event of Default hereunder.

(d)	No Affiliation. Seller and each other person that is directly or indirectly through one or more intermediaries controlling or controlled by or under common control with Seller is not and shall not become an “affiliate” (as defined in Rule 144 under the Securities Act) of Counterparty at any time during the term of the Transaction.

(e)	Compliance with Law. Seller will comply with applicable law in all material respects in connection with its purchases or sales of any Shares or Shares in connection with the Transaction.

(f)	Perfected Security Interest; Other Agreements. (i) Counterparty shall have a first and prior perfected security interest in the Deposit Account during the term of this Transaction. (ii) Without limiting the foregoing, Seller shall not (a) transfer any cash from the Deposit Account except as contemplated by this Confirmation, (b) pledge or otherwise grant a security interest in the Deposit Account in favor of any third party or (c) incur any indebtedness or other obligations other than as are incidental to Seller's performance of its obligations under this Confirmation.

(g)	No Amendment or Waiver. Seller agrees that it shall not amend or modify, or waive any provision of any, operating documents (including, but not limited to, any certificate of formation or operating agreement of the Seller or its equivalent) without the prior written consent of Counterparty, which shall not be unreasonably withheld, conditioned or delayed.

Transactions by Seller in the Shares

(a)	Seller hereby waives the redemption rights (“Redemption Rights”) set forth in Section 9.2 of the Counterparty Charter, in connection with the Business Combination with respect to the Redemption Shares and the Additional Shares. For the avoidance of doubt, subject to Paragraph 3(b) under “Representations, Warranties and Covenants,” Seller may sell or otherwise transfer or dispose of any of the Redemption Shares, Additional Shares or any other shares or securities of the Counterparty in one or more public or private transactions at any time; provided that if such Shares are transferred prior to the closing of the Business Combination, such transferee also agrees to waive Redemption Rights with respect to such Shares (in each case with Counterparty as the third party beneficiary of such waiver).

(b)	Within five (5) Local Business Days of receipt of a written request from Counterparty, Seller will provide the Counterparty with a written report of the sale of Shares by Seller during the period from the Pricing Date to and including the date of such written request, such report to include the date of the sale and the number of Shares sold.

No Arrangements

Seller and Counterparty each acknowledge and agree that: (i) there are no voting, hedging or settlement arrangements between Seller and Counterparty with respect to any Shares, other than those set forth herein or the Tender Offer Agreement; (ii) Counterparty will not be entitled to any voting rights in respect of any of the Shares underlying the Transaction; and (iii) Counterparty will not seek to influence Seller with respect to the voting of any Hedge Positions of Seller consisting of Shares.

Wall Street Transparency and Accountability Act

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the ISDA Form, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the ISDA Form.

Address for Notices

Notice to Seller:

ACM ARRT VII C LLC

c/o Atalaya Capital Management LP

One Rockefeller Center 32nd Floor

New York, NY 10020

Notice to Counterparty:

Atlantic Coastal Acquisition Corp.

6 St Johns Lane, Floor 5

New York, NY 100143

Following the Closing of the Business Combination:

Essentium, Inc.

19025 N Heatherwilde Blvd, Suite 100

Pflugerville, TX 78660

Account Details

Account details for Seller: To be advised.

Account details for Counterparty: To be advised.

Other Provisions.

(a)    Rule 10b5-1.

(i)	Counterparty represents and warrants to Seller that Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) for the purpose of inducing the purchase or sale of such securities or otherwise in violation of the Exchange Act, and Counterparty represents and warrants to Seller that Counterparty has not entered into or altered, and agrees that Counterparty will not enter into or alter, any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that the Transaction comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) and the Transaction shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(ii)	Counterparty agrees that it will not seek to control or influence Seller’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under the Transaction, including, without limitation, Seller’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation and the Transaction under Rule 10b5-1.

(iii)	Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, Counterparty acknowledges and agrees that any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(b)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Seller a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than the number of Shares outstanding that would result in the percentage of total Shares outstanding represented by the number of Shares underlying the Transaction increasing by 0.50% (in the case of the first such notice) or (ii) thereafter more than the number of Shares that would need to be repurchased to result in the percentage of total Shares outstanding represented by the number of Shares underlying the Transaction increasing by a further 0.50% less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Seller and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Seller’s hedging activities as a consequence of remaining or becoming a Section 16 “insider” following the closing of the Business Combination, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Seller with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within thirty (30) days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing; provided, however, for the avoidance of doubt, Counterparty has no indemnification or other obligations with respect to Seller becoming a Section 16 “insider” prior to the closing of the Business Combination or as a result of Seller’s purchases of Shares in excess of the Number of Shares. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Seller with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Transfer or Assignment. The rights and duties under this Confirmation may not be transferred or assigned by any party hereto without the prior written consent of the other party, such consent not to be unreasonably withheld. If at any time following the closing of the Business Combination at which (A) the Section 16 Percentage exceeds 9.9%, or (B) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clause (A) or (B), an “Excess Ownership Position”), Seller is unable after using its commercially reasonable efforts to effect a transfer or assignment of a portion of the Transaction to a third party on pricing terms reasonably acceptable to Seller and within a time period reasonably acceptable to Seller such that no Excess Ownership Position exists, then Seller may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Seller so designates an Early Termination Date with respect to a portion of the Transaction, a portion of the Shares with respect to the Transaction shall be delivered to Counterparty as if the Early Termination Date was the Valuation Date in respect of a Transaction having terms identical to the Transaction and a Number of Shares equal to the number of Shares underlying the Terminated Portion. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, as determined by Seller, (A) the numerator of which is the number of Shares that Seller and each person subject to aggregation of Shares with Seller under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) of the Exchange Act) with Seller directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) (the “Seller Group” ) and (B) the denominator of which is the number of Shares outstanding.

The “Share Amount” as of any day is the number of Shares that Seller and any person whose ownership position would be aggregated with that of Seller and any group (however designated) of which Seller is a member (Seller or any such person or group, a “Seller Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Seller in its sole discretion.

The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Seller Person, or could result in an adverse effect on a Seller Person, under any Applicable Restriction, as determined by Seller in its sole discretion, minus (B) 0.1% of the number of Shares outstanding.

(d)	Indemnification. Counterparty agrees to indemnify and hold harmless Seller, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses (but not including financial losses to an Indemnified Party relating to the economic terms of the Transaction provided that Counterparty performs its obligations under this Confirmation in accordance with its terms), claims, damages and liabilities (or actions in respect thereof), joint or several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Confirmation, the performance by the parties hereto of their respective obligations under the Transaction, any breach of any covenant or representation made by Counterparty in this Confirmation or the ISDA Form or the consummation of the transactions contemplated hereby; provided, however, Counterparty has no indemnification obligations with respect to any loss, claim, damage, liability or expense related to the manner in which Seller sells any Shares owned by Seller. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Seller’s material breach of any covenant, representation or other obligation in this Confirmation or the ISDA Form or from Seller’s willful misconduct, gross negligence or bad faith in performing the services that are subject of the Transaction. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition (and in addition to any other reimbursement of legal fees and expenses contemplated by this Confirmation), Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from such Indemnified Party’s breach of any covenant, representation or other obligation in this Confirmation or the ISDA Form or from the gross negligence, willful misconduct or bad faith of the Indemnified Party. The provisions of this paragraph shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and/or delegation of the Transaction made pursuant to the ISDA Form or this Confirmation shall inure to the benefit of any permitted assignee of Seller.

(e)	Guaranteed Obligations.

(i)	Each holder of equity interests in Seller as of the date hereof (a “Guarantor”) shall severally, and not jointly, in proportion to its equity interest, if any, in the Seller as of the date hereof (its “Pro Rata Share”) assume liability for, guarantee payment to Counterparty of, agree to pay, protect, defend and save Counterparty harmless from and against, and indemnify Counterparty from and against, any and all Costs which may at any time be imposed upon, incurred by or awarded against Counterparty as a result of any of the following (collectively, the “Guaranteed Obligations”), in each case, solely with respect to its Pro Rata Share of any such Guaranteed Obligations:

a.	the misapplication, misappropriation or conversion by Seller of any Shares or monies to the extent such was or is to be delivered to Counterparty pursuant to the terms of this Transaction but were not;

b.	any intentional misrepresentation, intentional miscertification or intentional breach of a warranty by Seller with respect to any representation, warranty or certification contained in this Confirmation or in any document, certificate or report pursuant to this transaction or in connection therewith, whether or not the same constitutes fraud; and

c.	any transfer of any interest or change in control, direct or indirect, in the Seller.

(ii)	Seller represents and warrants that each holder of equity interests in Seller as of the date hereof shall become a Guarantor by executing and delivering concurrently herewith a separate agreement to reflect the guarantees set forth above (a “Guarantee”). Seller further covenants that each person who becomes a holder of equity interests in Seller on the Prepayment Date shall become a Guarantor promptly after becoming such a holder by executing and delivering a Guarantee.

(iii)	Each Guarantor absolutely, unconditionally, and irrevocably shall guarantee, severally and not jointly, and only with respect to its Pro Rata Share of such obligations, the full and prompt payment and/or performance of the Guaranteed Obligations and direct tender by Guarantor to Counterparty of such payment or performance. Each Guarantor’s Pro Rata Share shall be reduced to reflect any transfer of such Guarantor’s equity interest in Seller, provided that (i) the transferee of such equity interest promptly executes and delivers a Guarantee and either (i) is one of the entities set forth on a list of potential members previously provided to the Counterparty or (ii) is an entity approved by the Counterparty after the date hereof.

“Costs” means, collectively, but without duplication, any and all losses, actual damages, costs, fees, expenses, claims, suits, judgments, awards, liens, liabilities (excluding special, consequential or punitive damages), obligations, debts, fines, penalties, charges, amounts paid in settlement, litigation costs, reasonable attorneys' fees, and assessments, whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

(f)	Amendments to Equity Definitions.

(i)	Section 11.2(a) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with the word “an” and adding the phrase “or such Transaction” at the end thereof;

(ii)	The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then, following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative”.

(iii)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with the word “an” and (ii) adding the phrase “or the relevant Transaction” at the end thereof;

(iv)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (i) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (ii) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Form with respect to that Issuer.”;

(v)	Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “Seller will have the right, which it must exercise or refrain from exercising, as applicable, in good faith acting in a commercially reasonable manner, to cancel the Transaction,”; and

(vi)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (i) replacing “either party may elect” with “Seller may elect” and (ii) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(g)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(h)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be (a) a “securities contract” as defined in the Bankruptcy Code, in which case each payment and delivery made pursuant to the Transaction is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (b) a “swap agreement” as defined in the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate, terminate and accelerate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the ISDA Form with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to otherwise constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(j)	Process Agent. For the purposes of Section 13(c) of the ISDA Form:

Seller appoints as its Process Agent: None

Counterparty appoints as its Process Agent: None.

[Signature page follows]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us at your earliest convenience.

Very truly yours,

ACM ARRT VII C LLC

By:	/s/ Ivan Zinn
Name: Ivan Zinn
Title: Authorized Signatory

Agreed and accepted by:

ATLANTIC COASTAL ACQUISITION CORP.

By:	/s/ Shahraab Ahmad
Name: Shahraab Ahmad
Title: Chief Executive Officer

SCHEDULE A

FORM OF PRICING DATE NOTICE

Date:	[ ], 20[_]

To:	Atlantic Coastal Acquisition Corp. (“Counterparty”)

Address:	Atlantic Coastal Acquisition Corp. 6 St Johns Lane, Floor 5 New York, NY 100143

Phone:	(248) 890-7200

From:	ACM ARRT VII C LLC, a Delaware limited liability company (“Seller”)

Re:	OTC Equity Prepaid Forward Transaction

1.        This Pricing Date Notice supplements, forms part of, and is subject to the Confirmation Re: OTC Equity Prepaid Forward Transaction dated as of November 30, 2021 (the “Confirmation”) between Counterparty and Seller, as amended and supplemented from time to time. All provisions contained in the Confirmation govern this Pricing Date Notice except as expressly modified below.

2.        The purpose of this Pricing Date Notice is to confirm certain terms and conditions of the Transaction entered into between Seller and Counterparty pursuant to the Confirmation.

Pricing Date:	[_________], 20[_]

Number of Shares:	[____]

Number of Redemption Shares:	[____]